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[AIM LOGO APPEARS HERE]


   MEMORANDUM

   To:       All Employees

   From:     C.T. Bauer

   Date:     January 7, 1997

   Subject:  1997 Shareholders Meetings

   Beginning December 26, 1996, proxy materials for the AIM Funds were mailed to the Funds' shareholders of record on December 3, 1996. As you know, A I M Management Group Inc. ("AIM") has entered into an agreement to merge with a subsidiary of INVESCO plc. As a condition to the merger, it is necessary for the shareholders of each of the AIM Funds to approve a new investment advisory agreement (and in some cases, a new sub-advisory agreement). Shareholders are also being asked to elect Directors/Trustees, to approve certain proposed changes in fundamental investment policies and to ratify the selection of independent accountants. AIM has retained a proxy solicitation firm to assist with this solicitation.

   Since many AIM employees are shareholders of the Funds, we encourage each of you to promptly vote by signing and returning the proxy card or cards in the envelope provided with the proxy materials. By doing so will enable AIM to focus its resources on the solicitation of non-employee accounts. Please remember that regardless of the size of your account, every vote received counts towards the meeting quorum and every "FOR" vote helps to approve the proposals.

   Thank you for your prompt attention and continued support.




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